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                                                           EXHIBIT 1
                                                           Sub-Item 77C

               DREYFUS CONNECTICUT INTERMEDIATE MUNICIPAL BOND FUND

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

         A Special Meeting of Shareholders of Dreyfus Connecticut Intermediate Municipal Bond Fund (the "Fund") was held on May 23, 2007. Out of a total of 9,407,967.831 shares ("Shares") entitled to vote at the meeting, a total of 5,198,250.430 were represented at the meeting, in person or by proxy. The following matter was duly approved by the holders of the Fund's outstanding Shares as follows:

         An Agreement and Plan of Reorganization between the Fund and Dreyfus Premier State Municipal Bond Fund-Connecticut Series (the "Acquiring Fund"), providing for the transfer of all of the assets of the Fund to the Acquiring Fund, in exchange for the Acquiring Fund's Class Z shares having an aggregate net asset value equal to the value of the Fund's assets and the assumption by the Acquiring Fund of the Fund's stated liabilities, and the pro rata distribution of those shares to the Fund's shareholders and subsequent termination of the Fund.



         Affirmative Votes          Negative Votes   Abstained Votes
         -----------------          --------------   ---------------
         4,745,306.171              300,484.401      152,459.858